                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as Permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              ASARCO Incorporated
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                                     ASARCO

RICHARD DE J. OSBORNE
CHAIRMAN OF THE BOARD

                                                                  March 6, 1995


Dear Stockholder:

  You are cordially invited to attend the annual meeting of stockholders which will be held in the Ground Floor Auditorium, 1 Chase Manhattan Plaza, New York, New York on Wednesday, April 26, 1995, at 2 P.M. We hope you can be with us.

  At the meeting, you will be asked to elect directors, approve the selection of auditors and consider a shareholder proposal.

  The meeting also provides an opportunity to give you a current report on the activities of the Company and its plans and prospects for the future.

  It is important that your shares be represented at the meeting whether or not you are able to attend in person. Therefore, you are asked to vote, sign, date and mail the enclosed proxy. Please do so today.

                                  Sincerely,


                           /s/ Richard de J. Osborne


   ASARCO Incorporated, 180 Maiden Lane, New York, N.Y. 10038 (212) 510-2000

ASARCO
                              ASARCO Incorporated
                                180 MAIDEN LANE
                             NEW YORK, N.Y.  10038


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 26, 1995

To the Stockholders:


  The annual meeting of stockholders of ASARCO Incorporated will be held in the Ground Floor Auditorium, 1 Chase Manhattan Plaza, New York, New York on Wednesday, April 26, 1995, at 2 P.M. for the following purposes:


  (1) To elect four directors to serve until the 1998 annual meeting of stockholders, one director to serve until the 1996 annual meeting of stockholders and one director to serve until the 1997 annual meeting of stockholders.


  (2) To act upon a proposal to approve the selection by the Board of Directors, upon recommendation of the Audit Committee, of Coopers & Lybrand as independent auditors for the calendar year 1995.

  (3) To act upon the shareholder proposal set forth in the accompanying proxy statement.


  (4)  To transact such other business as may properly come before the meeting.


  Stockholders of record at the close of business on March 8, 1995 will be entitled to vote at the annual meeting. Stockholders of record who attend the annual meeting in person may withdraw proxies and vote in person if they wish.

                                          By order of the Board of Directors,
                                                         A.B. Kinsolving
                                                                    Secretary

New York, N.Y., March 6, 1995

                            YOUR VOTE IS IMPORTANT
                   Please mark, sign, date and return your
                                    proxy.

                                PROXY STATEMENT

  This proxy statement is furnished as part of the solicitation by the Board of Directors of ASARCO Incorporated, 180 Maiden Lane, New York, N.Y. 10038 ("Asarco" or the "Company") of the proxies of all stockholders entitled to vote at the annual meeting to be held on April 26, 1995 and at any adjournment thereof. This proxy statement and the enclosed form of proxy are being mailed, commencing on or about March 10, 1995, to stockholders of record on March 8, 1995. Any proxy in the enclosed form given pursuant to this solicitation and received in time for the annual meeting will be voted with respect to all shares represented by it and in accordance with the instructions, if any, given in such proxy. If the Company receives a signed proxy with no voting instructions given, such shares will be voted for the election of directors and approval of auditors proposals and against the shareholder proposal opposed by the Board of Directors. Any proxy may be revoked at any time prior to the exercise thereof by notice from the stockholder, received in writing by the Secretary, or by written ballot voted at the meeting.

  At the close of business on February 28, 1995, the Company had outstanding 42,170,882 shares of Common Stock, without par value. Each share of Common Stock outstanding at the March 8, 1995 record date will be entitled to one vote at the annual meeting. The presence in person or by proxy of the holders of record of a majority of the shares entitled to vote at the meeting shall constitute a quorum. Abstentions or votes withheld are counted for quorum purposes but are not counted either as votes cast "For" or "Against". A plurality of the votes cast is required for the election of directors. The affirmative vote of a majority of the votes cast at the meeting by the holders of shares entitled to vote thereon is required to approve the other matters described in this proxy statement.

  When a stockholder participates in the Dividend Reinvestment Plan applicable to the Company's Common Stock, his proxy to vote shares of Common Stock will include the number of shares held for him by The Bank of New York, the agent under the plan. If the stockholder does not send any proxy, the shares held for his account in the Dividend Reinvestment Plan will not be voted. Shares of Common Stock owned under the Company's Savings Plans will be voted by the trustee under the plans in accordance with the instructions contained in the proxy submitted by the beneficial stockholder. Any shares held by the trustee as to which it receives no voting instructions will be voted by the trustee in the same proportion as the shares for which it has received voting instructions.

                             ELECTION OF DIRECTORS

  At the recommendation of the Company's Organization and Compensation Committee and pursuant to a resolution of the Board of Directors adopted on January 25, 1995, six nominees are proposed for election at the annual meeting. The remaining six directors will continue to serve in accordance with their previous election. All of the nominees are currently directors. All current directors except for Martha T. Muse were elected to their present term of office at a previous annual meeting of stockholders. Ms. Muse was elected by the Board of Directors at its meeting held on September 28, 1994.

  The Company's Restated Certificate of Incorporation, as amended, provides that there shall be three classes of directors, as nearly equal in number as possible, each class to be elected for a three-year term. On November 23, 1994 M.I.M. Holdings Limited ("MIM") completed the public sale of all Asarco shares owned by MIM, and Norman C. Fussell and Peter
R. Rowland, who had been nominated by MIM as Asarco directors, resigned from Asarco's Board. The Board of Directors has currently fixed the number of directors at twelve. At its meeting held on January 25, 1995, the Board of Directors of the Company nominated James W. Kinnear, Francis R. McAllister, Michael T. Nelligan and John D. Ong for election as Class I directors to serve until the 1998 annual meeting of stockholders, Martha T. Muse for election as a Class II director to serve until the 1996 annual meeting of stockholders and David C. Garfield as a Class III director to serve until the 1997 annual meeting of stockholders. Messrs. Garfield, Kinnear, McAllister, Nelligan and Ong are currently serving as Class I directors with a term of office expiring in 1995.

  Proxies in the enclosed form will be voted, unless authority is withheld, for the election of the six nominees named below. If any person should be unavailable for election, proxies will be voted for another individual chosen by the Board of Directors as a substitute for the unavailable nominee, unless the Board of Directors adopts a resolution pursuant to the By-Laws reducing the number of directors.

                       NOMINEES FOR ELECTION AS DIRECTORS

                                    Class I
            (to serve until the 1998 annual meeting of stockholders)

                                                                         DIRECTOR
      FOR DIRECTOR                                                   AGE  SINCE
      ------------                                                   --- --------
James W. Kinnear........ Director of Corning Incorporated and         66   1990
                          PaineWebber Group Inc. and an advisory di-
                          rector of Unilever N.V. and Unilever PLC;
                          President and Chief Executive Officer of
                          Texaco Inc. (crude oil, natural gas and
                          petroleum products) from 1987 to April
                          1993; previously its Vice Chairman of the
                          Board from 1983 to 1987, Executive Vice
                          President from 1978 to 1983, and a direc-
                          tor from July 1977 to May 1994; alternate
                          director of M.I.M. Holdings Limited.
Francis R. McAllister... Executive Vice President of the Company in   52   1988
                          charge of copper operations since April
                          1993; previously its Chief Financial Offi-
                          cer from April 1982 until April 1993; di-
                          rector of Grupo Mexico, S.A. de C.V.
Michael T. Nelligan..... President and Chief Executive Officer of     55   1984
                          Don Ward & Co. (specialty trucking) since
                          January 1987; Mr. Nelligan was Chairman of
                          the Board of Ideal Basic Industries, Inc.
                          (cement products) from October 1985 until
                          January 1986, its Chief Executive Officer
                          from July 1983 until January 1986 and its
                          President from 1982 until January 1986.
John D. Ong............. Chairman and Chief Executive Officer of The  61   1991
                          BF Goodrich Company (diversified chemicals
                          and aerospace) since 1979 and its President
                          from 1975 to 1984; director of Cooper In-
                          dustries, Inc., Ameritech Corporation, The
                          Kroger Co. and The Geon Company.

                                    Class II
            (to serve until the 1996 annual meeting of stockholders)

                                                                         DIRECTOR
      FOR DIRECTOR                                                   AGE  SINCE
      ------------                                                   --- --------
Martha T. Muse.......... Chairman, President and Chief Executive Of-  68   1994
                          ficer of The Tinker Foundation (not-for-
                          profit corporation) since 1975; previously
                          its President from 1968 and its Executive
                          Director from 1965 to 1968; director
                          emerita of Columbia University; director
                          of The Bank of New York and The Bank of
                          New York Company, Inc.

                                   Class III
            (to serve until the 1997 annual meeting of stockholders)

                                                                         DIRECTOR
      FOR DIRECTOR                                                   AGE  SINCE
      ------------                                                   --- --------
David C. Garfield....... Director of Schering-Plough Corporation.     67   1984
                          Mr. Garfield was consultant to Ingersoll-
                          Rand Company (machinery manufacturer) from
                          June 1986 until June 1992. Mr. Garfield
                          was President of Ingersoll-Rand Company
                          from 1981 through May 1986 and previously
                          its Vice Chairman.

                    DIRECTORS WHOSE TERM OF OFFICE CONTINUES

                                    Class II
            (serving until the 1996 annual meeting of stockholders)

                                                                         DIRECTOR
        DIRECTOR                                                     AGE  SINCE
        --------                                                     --- --------
Willard C. Butcher...... Director of Texaco Inc., International Pa-   68   1974
                          per Company and M.I.M. Holdings Limited.
                          Mr. Butcher was Chairman of the Executive
                          Committee of The Chase Manhattan Bank,
                          N.A. from November 1, 1990 until October
                          31, 1991 and was Chairman of the Board and
                          Chief Executive Officer of the bank from
                          1981 through October 1990. Mr. Butcher was
                          also Chairman of the Board and Chief Exec-
                          utive Officer of The Chase Manhattan Cor-
                          poration from 1981 through October 1990.
Harry Holiday, Jr....... Director of NBD Bancorp, Inc. and Birming-   71   1981
                          ham Steel Corporation. From April 1982 un-
                          til January 1986, Mr. Holiday was Chairman
                          of the Board of Armco Inc. (steel products
                          and manufacturing) and its Chief Executive
                          Officer from 1979 until February 1985.
Richard de J. Osborne... Chairman of the Board, Chief Executive Of-   60   1976
                          ficer and President of the Company since
                          December 1, 1985 and President of the Com-
                          pany from 1982; director of The Continen-
                          tal Corporation, Schering-Plough Corpora-
                          tion, M.I.M. Holdings Limited and Grupo
                          Mexico, S.A. de C.V.

                                   Class III
            (serving until the 1997 annual meeting of stockholders)

                                                                         DIRECTOR
        DIRECTOR                                                     AGE  SINCE
        --------                                                     --- --------
James C. Cotting........ Chairman and Chief Executive Officer of      61   1987
                          Navistar International Corporation (truck
                          and engine manufacturer) since April 1987;
                          its Vice Chairman and Chief Financial Of-
                          ficer from September 1983 until March
                          1987, and previously its Executive Vice
                          President, Finance and Planning; director
                          of USG Corporation and The Interlake Cor-
                          poration; alternate director of M.I.M.
                          Holdings Limited.
E. Gordon Gee........... President of The Ohio State University       51   1989
                          since September 1990; from 1985 until Au-
                          gust 1990, President of the University of
                          Colorado; from 1981 to 1985, President of
                          West Virginia University; director of Banc
                          One Corporation, The Limited, Inc.,
                          Glimcher Realty Trust and Columbia Gas of
                          Ohio, Inc.
James Wood.............. Chairman of the Board and Chief Executive    65   1989
                          Officer of The Great Atlantic & Pacific
                          Tea Company, Inc. (supermarket chain)
                          since 1980; previously its President from
                          1988 to 1993 and at other times since
                          1980; prior to 1980, Chairman of the Board
                          and Chief Executive Officer of The Grand
                          Union Company; director of Schering-Plough
                          Corporation.

BENEFICIAL OWNERSHIP OF MANAGEMENT

  The information set forth below as to the shares of Common Stock of the Company beneficially owned by the nominees, directors, executive officers named in the Summary Compensation Table below and by all nominees, directors and officers as a group is stated as of December 31, 1994.

                                    SHARES OF THE
                                      COMPANY'S    ADDITIONAL
                                    COMMON STOCK  SHARES DEEMED         PERCENT
                                    BENEFICIALLY  BENEFICIALLY            OF
                                      OWNED(A)      OWNED(B)    TOTALS   CLASS
                                    ------------- ------------- ------- -------
Willard C. Butcher.................      1,000           --       1,000   (c)
James C. Cotting...................      1,200           --       1,200   (c)
David C. Garfield(d)...............     14,900           --      14,900   (c)
E. Gordon Gee......................        800           --         800   (c)
Harry Holiday, Jr..................      1,100           --       1,100   (c)
James W. Kinnear(e)................      1,000           --       1,000   (c)
Francis R. McAllister(f)...........     24,674        85,002    109,676   (c)
Martha T. Muse.....................        400           --         400   (c)
Michael T. Nelligan................      1,215           --       1,215   (c)
John D. Ong........................        600           --         600   (c)
Richard de J. Osborne(f)(g)........     79,399       229,980    309,379   (c)
James Wood(e)......................      2,800           --       2,800   (c)
Kevin R. Morano(f).................      9,469        29,550     39,019   (c)
Robert M. Novotny(f)...............      9,055        27,000     36,055   (c)
Robert J. Muth(f)..................     11,109        25,930     37,039   (c)
All nominees, directors and
 officers as a group (23
 individuals)(f)...................    190,754       504,162    694,916   1.7

- --------
(a) Information with respect to beneficial ownership is based upon information furnished by each nominee, director or officer. Except as noted below, all nominees, directors and officers have sole voting and investment power over the shares beneficially owned by them.
(b) Consists of shares deemed beneficially owned under regulations of the Securities and Exchange Commission since such shares may be acquired within 60 days after December 31, 1994 through the exercise of options granted under the Company's Stock Incentive Plan or the previous Stock Option Plan.
(c) Less than 1%.
(d) Does not include 1,000 shares owned by Mr. Garfield's wife and 1,000 shares owned by his daughters. Mr. Garfield disclaims beneficial ownership of these shares.
(e) In addition, Messrs. Kinnear and Wood have credited to their account the equivalent of 6,533 shares and 3,191 shares of Common Stock, respectively, in book entry form under the Company's Deferred Fee Plan for Directors. Deferred fees are paid in cash at or following retirement depending on the market value of the shares at that time.
(f) Includes restricted Common Stock awarded under the Company's Stock Incentive Plan to certain of the Company's executive officers, and still subject to restrictions, as follows: 34,700 such shares to Mr. Osborne; 10,260 to Mr. McAllister; 6,120 to Mr. Morano; 5,740 to Mr. Novotny; 5,040 to Mr. Muth and 16,930 to other executive officers. Restrictions on such shares lapse in equal installments over five years beginning on their respective grant dates.
(g) Includes 4,614 shares of Common Stock over which Mr. Osborne and his wife share voting and investment power.

COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Organization and Compensation Committee of the Board of Directors has furnished the following report on executive compensation.

  The compensation of Asarco's executive officers other than those who are also directors is reviewed and established annually by the Organization and Compensation Committee of the Board of Directors. For the two officers who are also directors (Mr. Osborne and Mr. McAllister) the Committee makes compensation recommendations to the Board absent those officers, which establishes their compensation. The Board did not modify or reject in any material way the Committee's recommendations for 1994 compensation. The Committee met a total of three times during 1994. Long-term incentive compensation awards for 1994 to officers and other salaried employees were approved by the Committee (and recommended to the Board with respect to Messrs. Osborne and McAllister) at the Committee's January 1994 meeting.

  The Company retains an independent compensation consulting organization to advise and assist the Company and the Committee in connection with compensation matters. During 1994 the consulting organization made recommendations to the Committee on base salary, cash incentive and long-term incentive compensation for the Chief Executive Officer and each other Asarco executive position on subjects including target levels for base salary and cash incentive compensation; long-term income targets and recommended weighting of stock option and restricted stock values; and appropriate stock option and restricted stock valuation methods. The Committee carefully considered the recommendations and acted within the scope of the recommendations in these areas. In 1993, the consultant had recommended a methodology to implement comparisons of pay versus performance and to examine pay competitiveness. The Committee continued to use such methodology in 1994.

  Asarco's executive officer compensation is composed of base salary and incentive compensation.

  The Company's policy for base salary for executive officers is to establish par compensation levels for each position based on competitive data and the responsibilities and value of each executive position to the Company. The Committee considers compensation information from other companies in the mining and metals industry and comparably sized and both larger and smaller companies in other industries. The Committee then considers individual and corporate performance in establishing salary levels within a competitive range.

  Because the Committee believes that the S&P Metals Group and the S&P 500 Index, used for comparing shareholder returns, do not necessarily represent the Company's most direct competitors for executive talent, the Committee reviews four different comparator groups proposed by its independent consultants in making decisions that affect executive compensation: one group comprises 12 metals companies worldwide; another group includes 14 process-oriented companies; a third group comprises 59 companies engaged in heavy industry; and a fourth group consists of approximately 200 companies having annual revenues of $1 billion to $5 billion (the "Comparator Groups"). These groups represent companies whose operational and performance characteristics are capable of comparison with those of the Company, allowing for meaningful comparisons of executive compensation. The Comparator Groups include three of the four companies in the S&P Metals Group and approximately 155 companies in the S&P 500 Index.

  Base salaries for the Company's executive officers in 1994 were slightly above the median of the Comparator Groups studied by the Committee and represented a slightly greater percentage of total compensation, relative to the median for the Comparator Groups. Because the cyclical nature of the Company's business can result in significant changes in incentive compensation from year to year the Committee believes that compensation levels are more stable and, accordingly, more competitive when base salaries comprise a larger portion of total compensation. In general, the Committee structures total cash compensation for each salaried position to be approximately at the median of total compensation for comparable positions among the Comparator Groups.

  Although the Company's base salaries are set at levels intended to be competitive with the Company's industry peers, the Committee also takes into consideration the Company's performance relative to companies in the Comparator Groups as part of its compensation review. In this regard, the Company's success in meeting transactional, operational and financial objectives are all taken into consideration. Because the relative importance of each objective may change over time, the Committee does not set fixed Company performance targets for purposes of setting base salaries. The Company's success or failure in achieving certain objectives or financial results, however, will generally affect executive salaries. Thus, in a downward part of the business cycle, salary increases may be delayed or salaries even reduced; in strong financial years, the Company may award larger increases.

  Base salaries for Mr. Osborne, Mr. McAllister and the other executive officers were not increased during 1994.

  Incentive compensation consists of cash incentive compensation awarded annually if justified, and long-term incentive compensation. Long-term incentive compensation combines restricted stock and stock options and is designed to link the interests of executive officers with those of stockholders by providing each executive an incentive to manage the business as an owner with an equity stake. During 1994 the Committee made a decision not to grant stock appreciation rights in the future and most of the Company's officers, including Messrs. Osborne and McAllister, voluntarily surrendered their previously awarded stock appreciation rights.

  Annual cash incentive payments are determined under the Asarco Incentive Compensation Plan, which is administered by the Organization and Compensation Committee. Approximately 73% of all active salaried employees of the Company are eligible for annual cash incentive compensation payments. A target level of annual incentive compensation is established for each eligible employee based on the level of responsibility attached to such employee's position with the Company. For executive officers these targets are set slightly below competitive median levels. The officers' levels of responsibility are determined by the Committee after review of substantially equivalent positions among the Comparator Groups.

  Under the Asarco Incentive Compensation Plan, awards to employees are increased or decreased from a predetermined target level, based upon performance measured at three levels: individual, operating unit or staff group and Company-wide. Incentive compensation for the Company's executive officers, and particularly for the Chief Executive Officer, is determined by individual and Company performance levels. Company performance in 1994 was evaluated against certain objectives previously established by the Board of Directors. Among such objectives were: the completion of certain transactions, including the disposition or restructuring of certain Company investments; the achievement of certain production, expense and profit goals; and the completion of certain financial transactions. The degree to which the Company is able to meet its annual objectives is expressed as a corporate performance rating determined by the Board of Directors with the recommendation of the Committee. In 1994, the Committee used considerations of business judgment to weight the Company's stated objectives for purposes of determining the corporate performance rating.

  Incentive compensation for the Company's officers other than Messrs. Osborne and McAllister was established by the Committee after two meetings at which it considered the Company's performance in 1994. Incentive compensation for Messrs. Osborne and McAllister was determined by the Board of Directors upon the recommendation of the Committee, after review by the Board and the Committee at meetings held in November 1994 and January 1995. The Committee and the Board of Directors determined that the Company had achieved a 1994 corporate performance rating of 75% and concluded that annual cash incentive payments should be made to each of the Company's officers including Messrs. Osborne and McAllister. The Committee and the Board considered that Mr. Osborne's performance continued to exceed expectations and merited an increased individual award adjustment of 50%.

  In January 1994 the Committee approved awards of stock options with stock appreciation rights and restricted stock to the Company's officers other than Mr. Osborne and Mr. McAllister, and recommended to the Board awards to Mr. Osborne and Mr. McAllister. These awards were made within long-term incentive income targets based upon analyses by the Company's compensation consultant. The consultant supplements data from the Comparator Groups with broad based survey data to develop target levels of "long-term gain opportunity" for various levels of total compensation, with greater percentages of long term gain opportunity attaching to higher responsibility levels. The Company's consultant surveys a broader group of companies than those in the Comparator Groups so as to provide a more complete analysis of competitive long-term incentive compensation award levels.

  The Company makes long-term incentive awards on an annual basis and has not established specific stock ownership objectives for its officers. In 1994, long-term incentive compensation awards to the Company's executive officers were at the median of awards made by the companies included in the Comparator Groups and the consultant's surveys. In making 1994 long-term incentive awards the Committee also considered each officer's performance. The Committee also considered outstanding options and shares of restricted stock previously awarded to the executive officers. In the case of the Chief Executive Officer the Committee also considered his performance and responsibility in establishing the Company's strategic goals and directing all elements of its performance.

  Under the Revenue Reconciliation Act of 1993, section 162 of the Internal Revenue Code was amended to eliminate, with certain exceptions, the deduction for certain compensation in excess of $1 million to the Chief Executive Officer and the four other highest paid executive officers as required to be reported in the Company's proxy statement. This change became effective with the tax year starting January 1, 1994. The Committee has been advised that issues under section 162 are expected to be clarified in the future by Internal Revenue Service regulations under the provision. The Committee has also noted that the nature of the Company's business, in which earnings are affected substantially by changes in commodity market prices for the Company's principal products, makes establishing fixed targets unresponsive to the rapidly changing nature of the Company's business. Accordingly, the Committee does not now plan to make changes in Asarco executive compensation programs as a result of the provision. The Committee will continue to monitor the development of Internal Revenue Code regulations under section 162.

                                          Willard C. Butcher, Chairman
                                          Harry Holiday, Jr.
                                          James W. Kinnear
                                          John D. Ong

                               ----------------

EXECUTIVE COMPENSATION

  Set forth below is certain information concerning the annual and long-term compensation for services in all capacities to the Company for fiscal years 1994, 1993 and 1992 of the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company:

                           SUMMARY COMPENSATION TABLE

                                                         LONG TERM
                           ANNUAL COMPENSATION      COMPENSATION AWARDS
                          ---------------------- --------------------------
                                                                 SECURITIES
                                                                 UNDERLYING
                                                                  OPTIONS/
        NAME AND                                   RESTRICTED       SARS       ALL OTHER
   PRINCIPAL POSITION     YEAR SALARY    BONUS   STOCK AWARDS(1)  (SHARES)  COMPENSATION(2)
   ------------------     ---- -------- -------- --------------- ---------- ---------------
Richard de J. Osborne...  1994 $725,000 $368,800    $420,750       48,000       $4,500
Chairman of the Board,    1993  725,000      --      260,000       27,000        7,075

President and Chief       1992  687,500  125,000     180,625       21,000        6,866
Executive Officer

Francis R. McAllister...  1994  380,000  131,600     116,875       18,500        4,500
Executive Vice President  1993  389,507      --       78,000       12,000        7,075
                          1992  370,713   41,100      55,250        9,000        6,866

Kevin R. Morano.........  1994  265,000  113,600      93,500       14,500        4,500
Vice President            1993  241,333      --       35,175        5,600        7,075
                          1992  185,000   16,700      18,062        3,500        5,550

Robert M. Novotny.......  1994  258,000   92,600      67,787       11,000        4,500
Vice President            1993  258,000      --       41,600        6,500        7,075
                          1992  244,500   26,100      31,875        5,000        6,866

Robert J. Muth..........  1994  264,000   70,100      58,437        9,800        4,500
Vice President            1993  264,000      --       39,000        5,800        7,075
                          1992  253,500   21,800      29,750        4,500        6,866

- --------
(1) Dollar values of restricted stock awards are shown as of the date of grant. The number and dollar value of shares of restricted stock holdings owned at December 31, 1994 and still subject to restrictions are as follows: Mr. Osborne, 34,700 shares/$988,950; Mr. McAllister, 10,260 shares/$292,410;
    Mr. Morano, 6,120 shares/$174,420; Mr. Novotny, 5,740 shares/$163,590; and
    Mr. Muth, 5,040 shares/$143,640. Restrictions on such shares lapse in equal installments over five years beginning with the grant dates which occurred during the period from April 1990 through January 1994. Dividends paid on the shares of restricted stock are not subject to restrictions.
(2) Amounts shown reflect matching contributions made by the Company for the named individuals under the Company's Savings Plan. The Plan is a qualified defined contribution profit sharing plan available generally to all United States salaried employees with six months of service with the Company. These amounts are immediately vested and may be withdrawn subject to certain restrictions, penalties and suspension periods.

OPTION GRANTS

  Set forth below is further information on grants of stock options and related stock appreciation rights ("SARs") under the Company's Stock Incentive Plan for the period January 1, 1994 to December 31, 1994. On or shortly after November 30, 1994 all the Company's officers other than Mr. Muth voluntarily surrendered all SARs owned by them to the Company.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                        GRANT
                                     INDIVIDUAL GRANTS                  VALUE
                       ---------------------------------------------- ----------
                        NUMBER OF   % OF TOTAL
                         SHARES    OPTIONS/SARS
                       UNDERLYING   GRANTED TO   EXERCISE             GRANT DATE
                       OPTION/SARS EMPLOYEES IN  OR BASE   EXPIRATION  PRESENT
NAME                   GRANTED(1)  FISCAL YEAR  PRICE $/SH    DATE     VALUE(2)
- ----                   ----------- ------------ ---------- ---------- ----------
Richard de J. Osborne    48,000        20.5%      $23.75    1/26/04    $274,171
Francis R. McAllister    18,500         7.9%      $23.75    1/26/04     105,670
Kevin R. Morano          14,500         6.2%      $23.75    1/26/04      82,822
Robert M. Novotny        11,000         4.7%      $23.75    1/26/04      62,831
Robert J. Muth            9,800         4.2%      $23.75    1/26/04      55,977

- --------
(1) The options and SARs were awarded under the Company's 1990 stockholder-approved Stock Incentive Plan. The option price per share equals the fair market value of the Company's Common Stock on the date of grant. SARs were granted in tandem with options; therefore the exercise of one canceled the other. The options provide for limited rights exercisable upon the occurrence of specified events that may materially affect the value of the Company's Common Stock and are designated as such by the Committee that administers the Plan, including a tender or exchange offer for shares of the Company's Common Stock, the replacement of a majority of the Board as a result of a proxy contest, a merger or reorganization of the Company, or a liquidation or dissolution of the Company. If an exercise event occurs, the holder is entitled to receive the cash value of the options at the highest market value that the shares traded over a period of sixty days preceding the event or, in the event of the consummation of a tender offer, the tender offer price.

(2) Based on the Black-Scholes option pricing model, a widely recognized method of valuing options. The following assumptions were used in determining the value of the options using the model: expected volatility of 28.99% based on actual monthly volatility for the preceding five years, risk-free rate of return of 5.06% based on the yield of the five year U.S. treasury notes as of the grant date, annual dividend rate of $0.72 per share based on average dividends paid per share over the preceding ten years, and exercise of the option five years after the grant date. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The model is used for valuing market traded options and is not directly applicable to valuing stock options granted under the Company's Stock Incentive Plan which cannot be sold.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

  Set forth below is information concerning stock option and SAR exercises by named executive officers during 1994, including the aggregate value of gains on the date of exercise, the number of shares covered by exercisable options and the value of "in-the-money" options as of December 31, 1994. All outstanding options were exercisable at December 31, 1994.

   AGGREGATED OPTION/SAR EXERCISES IN 1994 AND DECEMBER 31, 1994 OPTION/SAR
                                    VALUES

                                                         NUMBER OF         VALUE OF
                                                   SECURITIES UNDERLYING UNEXERCISED
                                                        UNEXERCISED      IN-THE-MONEY
                                                   OPTIONS/SARS AT YEAR  OPTIONS/SARS
                         SHARES ACQUIRED   VALUE     END EXERCISABLE/      AT YEAR
          NAME             ON EXERCISE    REALIZED   UNEXERCISABLE (1)      END(2)
          ----           ---------------  -------- --------------------- ------------
Richard de J. Osborne...      1,328(3)    $39,675         229,980          $837,066
Francis R. McAllister...        --            --           85,002           294,501
Kevin R. Morano.........      1,576(4)     49,053          29,550            99,733
Robert M. Novotny.......        721(4)     21,615          27,000            71,408
Robert J. Muth..........      2,045(4)(5)  35,818          25,930            62,916

- --------
(1) The above officers held no unexercisable options or SARs at December 31, 1994.
(2) Based on the New York Stock Exchange--Composite Transactions price for the Company's Common Stock of $28 1/2 on December 30, 1994.
(3) SARs were exercised 50% for stock and 50% for cash; net share acquisition was 664 shares.
(4) SARs were exercised 100% for cash and no shares were acquired.
(5) 1,370 shares were acquired through a stock option exercise.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total return on the Company's Common Stock against the cumulative total return of the S&P Composite-500 Stock Index and the S&P Metals Miscellaneous Group Index for the five year period 1989 to 1994.


               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
      ASARCO INCORPORATED, S&P 500 INDEX & S&P METALS MISC. GROUP INDEX**

                         [GRAPH APPEARS HERE]

Measurement period                                      S&P METALS
(Fiscal year Covered)    ASARCO          S&P 500          GROUP
- ---------------------   ---------       ---------       ----------
Measurement PT -
12/31/89                $ 100.00        $ 100.00         $ 100.00

FYE 12/31/90            $  96.40        $  96.90         $  94.99
FYE 12/31/91            $  80.90        $ 126.42         $ 107.18
FYE 12/31/92            $  97.56        $ 136.05         $ 114.99
FYE 12/31/93            $  91.36        $ 149.76         $ 128.10
FYE 12/31/94            $ 115.52        $ 151.74         $ 149.57

*TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS
**ASSUMES $100 INVESTED ON 12/31/89 IN ASARCO COMMON STOCK, S&P 500 INDEX & S&P
  METALS GROUP INDEX.

  The preceding chart analyzes the total return on Asarco's common stock compared to the S&P 500 and the S&P Metals Group over the five year period commencing December 31, 1989. In the first year of this period, through December 31, 1990, Asarco stock's return declined 3.6%, compared to declines of 3.1% and 5.0% for the S&P 500 and the S&P Metals Group, respectively. Over the next three years returns on Asarco stock were a negative 16.1% for 1991, a positive 20.6% for 1992 and a negative 6.4% for 1993, compared to positive returns of 30.5%, 7.6% and 10.1% for the S&P 500 and 12.8%, 7.3% and 11.4% for
the S&P Metals Group. In 1994, Asarco's stock provided a return of 26.4% compared to 1.3% for the S&P 500 and 16.8% for the S&P Metals Group.

RETIREMENT PLANS

  The following table shows the estimated amount of annual retirement income (calculated as a single life annuity benefit) payable to employees for life, commencing at normal retirement at age 65 in

1995, under the Company's qualified Retirement Benefit Plan for Salaried Employees ("Plan"), covering substantially all salaried employees, a prior plan of the Company and a supplemental retirement benefit plan (the "Supplemental Plan"). Benefits are calculated using a final average earnings formula
(i.e. average of the highest consecutive 60 months of the last 120 months of compensation received "Average Final Compensation"), minus a Social Security offset. The Supplemental Plan is a non-qualified supplemental retirement benefit plan under which any benefits not payable from Plan assets by reason of the limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code") and the loss due to the deferrals of salaries made under the Company's Deferred Income Benefit System are paid from the Company's general corporate funds. The table assumes Social Security benefit levels as in effect on January 1, 1995.

                               PENSION PLAN TABLE

                            APPROXIMATE ANNUAL RETIREMENT BENEFITS
                    ------------------------------------------------------
     AVERAGE         15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
FINAL COMPENSATION  OF SERVICE OF SERVICE OF SERVICE OF SERVICE OF SERVICE
- ------------------  ---------- ---------- ---------- ---------- ----------
    $ 400,000        $ 87,667   $116,890   $146,112   $175,334   $204,557
      500,000         110,167    146,890    183,612    220,334    257,057
      600,000         132,667    176,890    221,112    265,334    309,557
      700,000         155,167    206,890    258,612    310,334    362,057
      800,000         177,667    236,890    296,112    355,334    414,557
      900,000         200,167    266,890    333,612    400,334    467,057
    1,000,000         222,667    296,890    371,112    445,334    519,557
    1,100,000         245,167    326,890    408,612    490,334    572,057
    1,200,000         267,667    356,890    446,112    535,334    624,557
    1,300,000         290,167    386,890    483,612    580,334    677,057

  As of January 31, 1995, the following officers had completed the number of years of service indicated opposite their names: Richard de J. Osborne, 20 years; Francis R. McAllister, 28 years; Kevin R. Morano, 16 years; Robert M. Novotny, 6 years and Robert J. Muth, 26 years. Under the Plan and Supplemental Plan, the amounts of covered compensation of such persons for calendar year 1994 were Richard de J. Osborne, $725,000, Francis R. McAllister, $380,000, Kevin R. Morano, $265,000, Robert M. Novotny, $258,000 and Robert J. Muth, $264,000 and consisted of basic salary and bonuses in the year received as shown in the Summary Compensation Table and in prior proxy statements. Bonuses are generally received in the year following that in which they are earned.

  Messrs. Osborne, Novotny and Muth are eligible to receive additional benefits, not included in the amounts shown in the table, under the Company's supplemental plan for designated officers hired in mid-career (the "Mid-Career Plan"). The Mid-Career Plan provides supplemental retirement benefits out of the general funds of the Company for officers holding the rank of Vice President or higher who are determined by the Organization and Compensation Committee to have had prior business or professional experience valuable to the Company and relevant to the positions for which they were employed by the Company, and who at retirement or termination of employment with the consent of the Company will have been with the Company as a Vice President or higher for 10 years or more. The Mid-Career Plan provides for annual benefits equal to 55% of the Average Final Compensation, which amount is reduced by any benefits payable by the Company or any other employer under any other pension plan not attributable to the employee's contributions, and by all Social Security benefits payable at the time of retirement or early termination. All benefits under the Mid-Career Plan are forfeited by a participant who prior to attaining age 65 terminates employment with the Company without its consent. Participants in the Supplemental Plan and the Mid-Career Plan may elect, in accordance with the terms of the plan, to receive their benefits in a lump-sum payment at retirement.

EMPLOYMENT AGREEMENTS

  The Company has employment agreements which provide for severance payments in certain events to Messrs. Osborne, McAllister, Morano, Novotny, Muth and six other key executive officers. The employment agreements are for a term of one year, renewable automatically on a year-to-year basis unless terminated by the Company at least 60 days prior to the anniversary date, except that they continue in effect for not less than three years following occurrence of a change in control of the Company. If, as a result of a change in control, the executive's employment is terminated, his responsibilities are materially reduced, or his salary, bonus or benefits are adversely affected, the executive is entitled to receive from the Company as severance pay one lump-sum payment equal to the total of three times such executive's average annual base salary and incentive compensation payments received for the higher of the three or five years immediately preceding the date of termination or the change in control, and the annual cost to the Company of all the benefits such executive is entitled to receive immediately preceding the date of termination. Upon termination by the Company after a change in control, under the agreements each executive is also entitled to payment from the Company of the value of such executive's stock options. The amount of the severance payment from the Company will also include an amount necessary to reimburse each executive for any excise taxes imposed by the Code in respect of such payments. The employment agreements also provide that following the occurrence of a potential change in control of the Company each executive officer will remain in the employ of the Company for 180 days. Under the agreements, change in control as to an executive shall not be deemed to have occurred if the event first giving rise to the change in control involves a publicly-announced transaction or publicly-announced proposed transaction which at the time of the announcement has not been previously approved by the Company's Board of Directors and the executive is part of a purchasing group proposing the transaction. Also, there is deemed to be no change of control as to an executive if the executive is part of a purchasing group which consummates a change in control transaction.

CERTAIN TRANSACTIONS

  During 1994, the Company sold metal products to a subsidiary of MIM for an aggregate price of approximately $2.0 million, and Southern Peru Copper Corporation, an associated company, purchased products, services and technology used in the refining of copper from subsidiaries of MIM for an aggregate price of approximately $2.4 million. Norman C. Fussell, who resigned as a director of the Company effective November 30, 1994, was Managing Director and Chief Executive Officer of MIM during 1994.

ADDITIONAL INFORMATION

  The functions of the Organization and Compensation Committee of the Board of Directors (composed of Messrs. Willard C. Butcher, Chairman, Harry Holiday, Jr., James W. Kinnear and John D. Ong) include making recommendations to the Board with respect to nomination and tenure policy for directors and election of and title changes for all corporate executive officers. The Committee considers recommendations for nominees to the Board of Directors from all sources. Such recommendations should be sent in writing to the Secretary of the Company. The Company's By-Laws define notice procedures to be followed by stockholders seeking to nominate directors for election. Under the By-laws, a stockholder seeking to nominate a director for election by shareholders must give written notice to the Secretary of the Company at least 90 days in advance of the anniversary date of the immediately preceding annual meeting, or within 10 days of the giving of notice of a special meeting. The notice must provide specific biographical data with respect to each nominee, including such information as is required to be included in the Company's proxy statement, and a representation by the stockholder that he or she is a holder of record entitled to vote at the meeting and that he or she intends to appear in person or by proxy to make the nomination. Nominations for the Company's 1996 annual meeting of stockholders must be received by January 27, 1996.

  The Pension Advisory Committee of the Board of Directors (composed of Messrs. David C. Garfield, Chairman, E. Gordon Gee, Harry Holiday, Jr., Martha T. Muse, Michael T. Nelligan and James Wood) reviews pension fund and savings plan matters affecting directors, officers and employees of the Company and makes recommendations on such matters to the Board of Directors. The Committee met two times during 1994.

  The Board of Directors met nine times during 1994. All incumbent directors attended at least 81% of the aggregate number of meetings of the Board of Directors and of the Committees of the Board on which they served.

  Directors who are not officers or employees of the Company were paid in 1994 a basic fee of $22,000 ($23,000 for 1995) plus $1,100 ($1,200 for 1995) for attendance at each meeting of the Board or of any Committee of the Board on which they served. The Company has a stock award plan for non-employee directors providing for the award of 200 shares of Asarco Common Stock per annum payable following each annual meeting to non-employee directors who continue to serve or who are elected or reelected at such meeting, or payable to non-employee directors who are first elected between annual meetings or at a special meeting. The plan also allows incumbent directors to forego their award for any year by giving irrevocable notice prior to the start of such year or, in the case of new directors, by notice before their election.

  On January 18, 1995 Messrs. Willard C. Butcher and Richard de J. Osborne were elected directors of MIM, and Messrs. James C. Cotting and James W. Kinnear were elected as alternate directors of MIM, as nominees of Asarco pursuant to existing contractual provisions between MIM and Asarco. MIM pays an annual fee of Australian $45,000 to its directors including Messrs. Butcher and Osborne. Messrs. Cotting and Kinnear will receive $35,000 per annum from Asarco, which at current exchange rates is comparable to the MIM directors fee, for serving as alternate directors of MIM, since MIM does not pay fees to alternates.

  Directors may defer payment of fees payable for serving on the Board or a Committee under the Deferred Fee Plan for Directors. Deferred compensation will be credited with interest compounded quarterly at a floating rate equal to the prime rate charged by The Chase Manhattan Bank, N.A. from the date on which it would normally have been paid until payment or credited with a bookkeeping entry in shares of Asarco Common Stock. In the case of cash or stock deferrals, the value of a participant's deferred compensation is payable, at the participant's election, in cash in a lump sum, or in annual installments commencing on January 15 of any year subsequent to the fourth year following the year in which such fees were earned. In any case, payment of the deferred compensation will commence on January 15 of the year following termination of services as a director. In the event of a participant's death, the value of the participant's account is paid in a lump sum on the first January or July 15 following the participant's death unless the participant had elected to continue the schedule for payment of benefits previously elected.

  The Retirement Plan for Non-Employee Directors is a pension plan for directors who do not participate in other retirement plans of the Company and its subsidiaries and have at least five years of service as a director of the Company. Benefits are payable out of the general funds of the Company and are calculated at the time of retirement from the Board as a percentage of the annual retainer paid to the director. Annual benefits equal 50% of the annual retainer for directors with at least five years of service as Asarco directors and are thereafter increased by 10% of such annual retainer for each additional year of service preceding retirement, until they reach a maximum of 100%. Under Asarco's current By-Laws a director is not eligible to serve on the Board beyond the annual meeting of stockholders next following the director's 72nd birthday. Benefits are not payable after the death of a director. Participants in the Retirement Plan for Non-Employee Directors may elect, in accordance with the terms of the plan, to receive their benefits in a lump-sum payment at retirement.

                 PROPOSAL TO APPROVE THE SELECTION OF AUDITORS

  Upon recommendation of its Audit Committee, the Board of Directors has selected Coopers & Lybrand to serve as independent auditors for the Company for the calendar year 1995, subject to approval of the stockholders. The Board of Directors recommends that the stockholders approve the selection of Coopers & Lybrand at the annual meeting. Coopers & Lybrand and its predecessors have served as the Company's auditors continuously since 1935. Coopers & Lybrand have advised the Company that neither the firm nor any of its members has any direct or material indirect financial interest in the Company or its subsidiaries.

  The Audit Committee consists of Messrs. Michael T. Nelligan, Chairman, James
C. Cotting, David C. Garfield, E. Gordon Gee and James W. Kinnear. Three meetings were held in 1994. The functions of the Committee include recommending the engagement of independent auditors, reviewing the fees, scope and timing of their audit and their other services, and reviewing the audit plan and results of the audit. The Committee also reviews the Company's policies and procedures on internal auditing, accounting and financial controls. The implementation and maintenance of internal controls are understood to be primarily the responsibility of management.

  A representative of Coopers & Lybrand will be present at the stockholders' meeting. The representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL.

                              SHAREHOLDER PROPOSAL

SHAREHOLDER PROPOSAL CONCERNING NON-EMPLOYEE DIRECTORS RETIREMENT PLAN

  Mr. William Steiner of 4 Radcliff Drive, Great Neck, NY 11024, who owns Asarco Common Stock with a market value of at least $1,000, has notified the Company that he intends to present the following proposal at the stockholders' meeting:

  "RESOLVED, that the shareholders assembled in person and by proxy, recommend
(i) that all future non-employee directors not be granted pension benefits and
(ii) current non-employee directors voluntarily relinquish their pension benefits."

                              SUPPORTING STATEMENT

  Aside from the usual reasons, presented in the past, regarding "double dipping", that is outside (non-employee) directors who are in almost all cases amply rewarded with their pension at their primary place of employment, and in many instances serving as outside pensioned directors with other companies, there are other more cogent reasons that render this policy as unacceptable.

  Traditionally, pensions have been granted in both the private and public sectors for long term service. The service component usually represents a significant number of hours per week. The practice of offering pensions for consultants is a rarity. Outside directors' service could logically fit the definition of consultants and pensions for this type of service is an abuse of the term.

  But more importantly, outside directors, although retained by corporate management, namely the C.E.O., are in reality representatives of shareholders. Their purpose is to serve as an impartial group to which management is accountable. Although outside directors are certainly entitled to compensation for their time and expertise, pensions have the pernicious effect of compromising their impartiality. In essence, pensions are management's grants to outside directors to insure their unquestioning loyalty and acquiescence to whatever policy management initiates, and at times, serving their own self interests. Thus, pensions become another device to enhance and entrench management's controls over corporate policies while being accountable only to themselves. As a founding member of the Investors Rights Association of America I feel this practice perpetuates a culture of corporate management "cronyism" that can easily be at odds with shareholder and company interest.

  A final note in rebuttal to management's contention that many companies offer their outside directors pensions, so they can attract and retain persons of the highest quality. Since there are also companies that do not offer their outside directors pensions, can management demonstrate that those companies that offer pensions have a better performance record then their non-pensioned peers? In addition, do we have any evidence of a significant improvement in corporate profitability with the advent of pensions for outside directors?

  I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION.

       STATEMENT OF THE BOARD OF DIRECTORS IN OPPOSITION TO THE PROPOSAL

  The directors retirement plan is discussed above under "Additional
Information".

  The Company's goal has always been to attract and retain the highest quality individuals to serve on its Board of Directors. The significance of this goal is based on the central position of the Board of

Directors within the Company's management, decision-making and policy structure. In light of the importance of Board judgments and decisions, the Company has sought and will continue to seek and retain the best available candidates for its Board. In order to meet that goal, it is necessary to provide director benefits which are competitive with those provided by other large corporations.

  In January 1988 the Company engaged Sibson & Co., independent compensation consultants, to review competitive directors' benefits practice and recommend whether Asarco's approach at the time should be changed. Sibson & Co. recommended that Asarco adopt its directors' retirement plan. Sibson & Co. has recently advised the Company that today directors' retirement plans are used extensively in large companies and that Asarco's plan provisions are consistent with typical practice.

  The Company believes that directors with long-term service add great value due to their accumulated in-depth knowledge of the Company. The Board members are entitled to appropriate benefits for fulfilling their obligations on a regular basis, including receiving a pension for their long-time service to the Company.

  The affirmative vote of a majority of the votes cast at the meeting by the holders of shares entitled to vote thereon is required to approve this proposal.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL AND YOUR PROXY WILL BE SO VOTED UNLESS OTHERWISE SPECIFIED.

                           PROPOSALS OF STOCKHOLDERS

  Proposals of stockholders intended to be presented at the Company's 1996 annual meeting of stockholders must be received by the Company at its principal executive offices (180 Maiden Lane, New York, N.Y. 10038) by November 17, 1995 in order to be considered for inclusion in the Company's proxy statement and form of proxy.

                               OTHER INFORMATION

  The Company is not aware of any other matters to be considered at the meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote said proxy in accordance with their judgment on such matters.

  A transcript of the proceedings of the 1995 annual meeting of stockholders will be available after June 1, 1995 to any stockholder upon request to the Secretary, specifying a proper purpose for the request, and upon payment of $10.00 to cover the cost of postage and reproduction.

  Asarco has adopted a confidential voting policy regarding shareholder votes at Company shareholder meetings. Under the policy, shareholders' votes are kept confidential by an independent inspector of election, who may be the transfer agent, except as may be necessary to meet applicable legal requirements or to respond to written comments on proxy cards. Each proxy solicited by the Board which identifies the vote of a specific shareholder will be treated in accordance with this policy unless the shareholder elects not to have such vote kept confidential. In the event of a contested solicitation, if the Company and the opposing party can agree in writing on mutually acceptable confidentiality procedures which would apply to each party's solicitation, the Company agrees to be bound by the confidentiality procedures set forth in such agreement. If the parties do not agree on mutually acceptable confidentiality procedures, the Company's policy on confidential voting shall not apply to the solicitation.

  The Asarco confidential voting policy shall not operate to impair free and voluntary communication between Asarco and its shareholders, including voluntary disclosure by shareholders of the nature of their votes.

  The cost of soliciting proxies in the accompanying form will be borne by the Company. Morrow & Co., Inc. and Georgeson & Company Inc. have been employed to solicit proxies by mail, telephone or personal solicitation for fees to be paid by the Company of $10,000 each, plus reasonable out-of-pocket expenses. A number of regular employees of the Company, without additional compensation, may solicit proxies personally or by mail or telephone.

                                          ASARCO Incorporated

                                          A.B. Kinsolving, Secretary

New York, N.Y., March 6, 1995

                              ASARCO Incorporated
                                   P R O X Y
           Proxy Solicited by Board of Directors for Annual Meeting
                   of Stockholders to be held April 26, 1995

        The undersigned hereby appoints RICHARD DE J. OSBORNE, FRANCIS R. McALLISTER and AUGUSTUS B. KINSOLVING, and each of them, with power of substitution, the proxies of the undersigned to vote all the shares the undersigned may be entitled to vote at the annual meeting of stockholders of ASARCO Incorporated, to be held in the Ground Floor Auditorium, 1 Chase Manhattan Plaza, New York, New York at 2 P.M., on Wednesday, April 26, 1995, and at any adjournments thereof upon all matters specified in the notice of said meeting as set forth on the reverse hereof, and upon such other business as may lawfully come before the meeting.

        Classified Board Election: For the nominees listed on the reverse hereof, or such other person or persons, if any, as may be chosen to replace unavailable nominees.

        PLEASE VOTE ON ALL PROPOSALS, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                  (Continued on the other side.)

                                        ASARCO INCORPORATED
                                        P.O. BOX 11467
                                        NEW YORK, N.Y. 10203-0467

The shares represented by this proxy will be voted as directed by the stockholder. If a signed proxy is returned to the Company with no voting instruction given, such shares will be voted FOR all nominees for election as directors, FOR Proposal No. 2 and AGAINST Proposal No. 3. If you do not wish your shares voted FOR a particular nominee, mark the Exception box and enter the name(s) of the exception(s) in the space provided.

Class I Director Nominees: James W. Kinnear, Francis R. McAllister, Michael T. Nelligan and John D. Ong.
Class II Director Nominee: Martha T. Muse.
Class III Director Nominee: David C. Garfield

Mark here to elect NOT to have your vote kept confidential.


Directors recommend a vote "For"
1. Classified board election:
*Exception(s):
              ----------------------------
          For      Withhold   Exception*


Directors recommend a vote "For"
2. Selection of Coopers & Lybrand as independent auditors for 1995.

          For      Against   Abstain


Directors recommend a vote "Against"
3. Shareholder proposal concerning Non-Employee Directors Retirement Plan.

          For      Against   Abstain



4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.


Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.

                                                DATED                     ,1995
                                                       -------------------
                                                SIGNED
                                                       ------------------------

                                                       ------------------------


                                    Votes must be indicated (X) in Black
                                    or Blue as in this example.               X

                              ASARCO INCORPORATED
                                180 MAIDEN LANE
                            NEW YORK, NEW YORK 10038

BECAUSE OF DELAYS IN MAIL
PLEASE SIGN AND RETURN THE
ENCLOSED PROXY EVEN IF YOU
RETURNED THE ORIGINAL

                                                                   April 7, 1995

To the Stockholders of ASARCO Incorporated

                                   A REMINDER

  We have previously sent to you proxy soliciting material relating to the annual meeting of stockholders to be held on April 26, 1995.

  According to our latest records, we have not as yet received your Proxy. The time before the meeting is short and many of our shares are held in small amounts. Your signed Proxy will be helpful, whether your holding is large or small, and will aid us in avoiding further expense and delay.

  A Proxy and return envelope are enclosed for your use.

  Thank you for your cooperation.

                             Very truly yours,

                                                A.B. Kinsolving
                                                 Secretary

                              PLEASE ACT PROMPTLY